EXHIBIT 99.2

Neil Fairfield Named Vice President and Controller

VERNON HILLS, Ill., Aug. 12, 2015 (GLOBE NEWSWIRE) -- CDW (NASDAQ:CDW), a leading provider of technology solutions to business, government, education and healthcare, announced that Neil B. Fairfield has been named vice president and controller and principal accounting officer.

Fairfield joined CDW as director of financial accounting in 2014 and has served as acting controller since February 2015. Prior to joining CDW, Fairfield was senior vice president of corporate finance at HSBC North America. He also held finance and accounting positions in London with HFC Bank Limited, JPMorgan Chase and PricewaterhouseCoopers. Fairfield is a chartered accountant and holds a bachelor's degree from the University of Nottingham.

"Neil brings nearly two decades of leadership experience to the controller position," said Ann E. Ziegler, senior vice president and chief financial officer, CDW. "In addition to his deep knowledge of finance and accounting in both the U.S. and U.K., Neil has worked extensively in process reengineering and organizational change management. We look forward to Neil's continued contributions to CDW."

About CDW

CDW is a leading provider of technology solutions to business, government, education and healthcare. A Fortune 500 company, CDW was founded in 1984 and employs more than 7,200 coworkers. For the trailing twelve months ended June 30, 2015, the company generated net sales of almost $12.4 billion. For more information about CDW, please visit www.CDW.com.

Media Contact:
Mary Viola
CDW
(847) 968-0743
mediarelations@cdw.com

Investor Inquiries:
Sari L. Macrie
CDW
(847) 968-0238
investorrelations@cdw.com

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